 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of JetPay Corporation and its Subsidiaries on Post-Effective Amendment No. 3 to Form S-3, File No. 333-187339, of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of JetPay Corporation and its Subsidiaries as of December 31, 2013 and 2012 (Successor) and for the year ended December 31, 2013, the transitional period from October 1, 2012 through December 31, 2012 and the year ended September 30, 2012 (Successor), and for the period from January 1, 2012 through December 28, 2012 (Predecessor), which report is included in this Annual Report on Form 10-K of JetPay Corporation and its Subsidiaries for the year ended December 31, 2013.

/s/ Marcum llp

Marcum llp

New York, NY
March 31, 2014